Contact: 610-337-1000	For Immediate Release:
Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	September 29, 2011

UGI Elects Frank S. Hermance to Its Board of Directors

VALLEY FORGE, Pa., September 29 — UGI Corporation (NYSE: UGI) reported that Frank S. Hermance has been elected a director of UGI, a distributor and marketer of energy products and services. Hermance currently is chairman and chief executive officer of Ametek Inc. (NYSE: AME), a global manufacturer of electronic instruments and electromechanical devices headquartered in Berwyn, PA.

Lon R. Greenberg, chairman and chief executive officer of UGI said, “We are excited to welcome Frank Hermance to our Board. We’ll benefit from his extensive experience as CEO of a dynamic, global and technology-intensive corporation. We look forward to receiving his input and perspectives.”

Mr. Hermance, 62, has held his current post since 2001 and had previously served Ametek as president and chief operating officer. He is a member of the Board of Trustees of the Rochester Institute of Technology, chairman of the Greater Philadelphia Alliance for Capital and Technologies and a director of IDEX Corporation. He holds both a Master of Science in Electrical Engineering and a Bachelor of Science in Electrical Engineering from the Rochester Institute of Technology.

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

C-12 ### 9/29/11